Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PacWest Bancorp:
We consent to the incorporation by reference in the registration statement (No. 333-157789) on Form S-3 and (Nos. 333-107636, 333-138542, 333-162808, 333-181869 and 333-195147) on Form S-8 of PacWest Bancorp of our report dated February 27, 2015, with respect to the consolidated balance sheets of PacWest Bancorp and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period end December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of PacWest Bancorp.

/s/ KPMG LLP
Los Angeles, California
February 27, 2015